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First Community Corporation
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FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 15, 2006

Dear Fellow Shareholder:

We cordially invite you to attend the 2006 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank, N.A. At the meeting, we will report on our performance in 2005 and answer your questions. We are excited about our accomplishments in 2005 and look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 17, 2006 at 11:00 a.m. at First Community Bank, Training Room, 1735 Wilson Road (entrance facing Alex Avenue), Newberry, South Carolina for the following purposes:

1.	To elect five Class III directors to serve on the board of directors each for three-year terms; and

2.	To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on March 31, 2006 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company’s offices prior to the meeting.

Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

By order of the Board of Directors,

/s/ James C. Leventis	/s/ Michael C. Crapps
James C. Leventis	Michael C. Crapps
Chairman of the Board	President and Chief Executive Officer

5455 Sunset Boulevard, Lexington, South Carolina 29072 / Telephone: (803) 951-2265 / Fax: (803) 951-1722

FIRST COMMUNITY CORPORATION
5455 Sunset Boulevard
Lexington, South Carolina 29072

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 17, 2006

Our board of directors is soliciting proxies for the 2006 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

Voting Information

The board set March 31, 2006 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 2,893,246 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

When you sign the proxy card, you appoint David K. Proctor and Joseph G. Sawyer as your representatives at the meeting. Messrs. Proctor and Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy for the election to the Board of Directors of all nominees listed below under “Election of Directors.” We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Messrs. Proctor and Sawyer will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 15, 2006.

Proposal No. 1: Election of Directors

The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class III directors will expire at the meeting. The terms of the Class I directors will expire at the 2007 Annual Shareholders Meeting and the terms of the Class II directors will expire at the 2008 Annual Shareholders Meeting. Our directors and their classes are:

Class I	Class II	Class III
Richard K. Bogan, MD	Thomas C. Brown	Chimin J. Chao
Michael C. Crapps	O.A. Ethridge, D.M.D.	James C. Leventis
Hinton G. Davis	W. James Kitchens, Jr.	Loretta R. Whitehead
Anita B. Easter	Mitchell M. Willoughby	J. Thomas Johnson
George H. Fann, Jr., D.M.D.		Alexander Snipe, Jr.

There are currently five directors in Class III. Shareholders will elect five nominees as Class III directors at the meeting to serve a three-year term, expiring at the 2009 annual meeting of shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the five nominees receiving the highest number of votes will be elected. The board of directors recommends that you elect Chimin J. Chao, James C. Leventis, Loretta R. Whitehead, J. Thomas Johnson, and Alexander Snipe, Jr.

If you submit a proxy but do not specify how you would like it to be voted, Messrs. Proctor and Sawyer will vote your proxy to elect Mr. Chao, Mr. Leventis, Ms. Whitehead, Mr. Johnson, and Mr. Snipe. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Messrs. Proctor and Sawyer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

Information Regarding Nominees for Directors

Set forth below is certain information about the Class III nominees, each of whom is also a director of the bank:

Chimin J. Chao, 50, Class III director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and since 1987 has been president of the engineering firm Chao and Associates, Inc. in Irmo, South Carolina. Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer license and General Contractors license in South Carolina.

James C. Leventis, 68, Class III director, Chairman of the Board, has served as Chairman of the Board of Directors of the company since its formation in 1994. Mr. Leventis is a shareholder of the law firm Rogers, Townsend & Thomas, PC where he has practiced since 1996. Mr. Leventis received a J.D. degree and a B.S. degree in Business Administration from the University of South Carolina. Mr. Leventis also has extensive experience in the banking industry. From 1964 to 1968, Mr. Leventis was a commercial lending officer with First National City Bank of New York; from 1968 to 1974, he served as vice president and general manager of Genway Corp., a nationwide leasing system of General Motors dealers; and from 1985 to 1988, he served as president and chairman of Republic National Bank in Columbia. Mr. Leventis is also past vice chairman of the School Board of Richland District I, a past member and former chairman of the Richland County Council and Central Midlands Regional Planning Council, and past president of the Alumni Association of the University of South Carolina. He serves on the Boards of the South Carolina State Chamber of Commerce, South Carolina Bankers Association, Business Development Corporation, the Governor’s School for Science and Mathematics, the Indian Waters Council and Southeastern Region Boy Scouts of America, the City Center Partnership of Columbia, and the Blue Ribbon Committee, Richland County School District One.

Loretta R. Whitehead, 63, Class III director, has served as a director of the company since its formation in 1994. Ms. Whitehead has been a realtor since 1981 and is currently a broker with RE/MAX Real Estate Services in Columbia, South Carolina. She taught full-time from 1964 through 1968 after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963. She is a board member of the Lexington Medical Center Foundation. She also took additional graduate work at the University of South Carolina and University of Tennessee from 1963 through 1968.

J. Thomas Johnson, 59, Class III director, has served as Vice Chairman of the Board and Executive Vice President of the company since the merger with Dutch Fork BancShares in October 2004. Mr. Johnson previously served as Chairman and CEO of Dutch Fork BancShares and Newberry Federal Savings Bank since 1984. Mr. Johnson has been in banking since 1968. He has served as Chairman of the Community Financial Institutions of South Carolina and formerly served on the board of directors of the South Carolina Bankers Association. He is a member of the board of directors of the Federal Home Loan Bank of Atlanta representing South Carolina member banks. He is also Chairman of Business Carolina, a statewide economic development lender. He received a B.S. in Marketing in 1968 from the University of South Carolina. He currently serves on the board of visitors of the Medical University of South Carolina; the boards of the Newberry Opera House Foundation; Newberry Chamber of Commerce; the Central Carolina Alliance; the Central Carolina Community Foundation and the S.C. Independent Colleges and Universities.

Alexander Snipe, Jr., 55, has served as a Class III director of our company since May 2005. Mr. Snipe has been the president and chief executive officer of Glory Communications, Inc. since September 1992.  Glory Communications, Inc. operates five gospel radio stations located in South Carolina markets, including its first station, WFMV, which began broadcasting in November 1993 in Columbia, South Carolina. Prior to forming Glory Communications, Inc., Mr. Snipe was the general sales manager at a radio station for 10 years. He has over 20 years of broadcasting experience.  Mr. Snipe serves on the board of the William L. Bonner Bible College, The National Association of Broadcasters Radio Board, The Radio Board's Membership Committee (chairman), and The Gospel Heritage Foundation. Mr. Snipe is a former board member of the Columbia Urban League and The Gospel Music Association, and he is Past President of the South Carolina Broadcasters Association.

Information Regarding Continuing Directors

Set forth below is also information about each of the company’s other directors and each of its executive officers. Each of the following directors is also a director of our bank.

Thomas C. Brown, 47, Class II director, has served as a director of the company since its formation in 1994. Since 1989, Mr. Brown has been the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering. He serves part-time as an ordained minister at All Saints Episcopal Church, Pawleys Island, South Carolina.

O.A. Ethridge, D.M.D., 62, Class II director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and has practiced children's dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University of Louisville School of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children's Medical Center in Dayton, Ohio.

W. James Kitchens, Jr., 44, Class II director, has served as a director of the company since its formation in 1994. Mr. Kitchens is a Certified Public Accountant and holds the Chartered Financial Analyst designation. He is the president of The Kitchens Firm, P.A., a certified public accounting firm in Columbia. Mr. Kitchens earned a B.S. degree in Mathematics from The University of the South and an M.B.A. degree from Duke University.

Mitchell M. Willoughby, 58, Class II director, has served as a director of the company since its formation in 1994. Mr. Willoughby has lived in Columbia, South Carolina since 1970 and practiced law since 1975. He is currently a founding member of the law firm Willoughby & Hoefer, P.A. Mr. Willoughby formerly served as general counsel to the Greater Columbia Chamber of Commerce and serves in the South Carolina Army National Guard with the rank of Brigadier General. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

Richard K. Bogan, 60, Class I director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He has served as medical director of Palmetto Physician Partners and president of SCDA, a management company of sleep clinics throughout the Southeast.

Michael C. Crapps, 47, Class I director, has served as our President and Chief Executive Officer and as a director of the company since its formation in 1994.  A lifelong Lexington County resident, he began his banking career with South Carolina National Bank in 1980, and by the time he changed jobs in 1985 he was a vice president and senior commercial lender in a regional office of that bank. From 1985 to 1993, he worked for Republic National Bank in Columbia, becoming President, chief executive officer, and a director of that bank. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. He also serves the banking industry through his involvement in the South Carolina Bankers Association having served as its Chairman and on its Board of Directors. Mr. Crapps was selected as the 1997 Young Banker of the Year by the South Carolina Bankers Association. He received a B.S. degree in Economics in 1980 from Clemson University and an M.B.A. degree from the University of South Carolina in 1984. Mr. Crapps is also a graduate of the L.S.U. Banking School of the South. Mr. Crapps is presently on the Boards of Directors of the South Atlantic Division of the American Cancer Society and serves as its Vice Chairman, the Greater Columbia Community Relations Council, the Saluda Shoals Park Foundation and the Lexington School District #1 Foundation. He is also a Past Chairman of the Lexington Chamber of Commerce.

Hinton G. Davis, 68, Class I director, has served as a director of the company since its formation in 1994. Mr. Davis is the founder and chief executive officer of Capital City Insurance Company, Inc. and Davis Garvin Agency, Inc., an insurance company and insurance agency, respectively. Since founding these companies in 1981, Mr. Davis has worked as chief executive officer and primary owner of three related insurance businesses: Southeastern Claims Services, Inc., Capital E & S Brokers, and Charter Premium Audits. Mr. Davis has resided in Columbia for over 20 years and holds a B.B.A. degree in Insurance from the University of Georgia.

Anita B. Easter, 61, Class I director, has served as a director of the company since its formation in 1994. Mrs. Easter is retired. She is a former owner and director of Anchor Continental, Inc., a manufacturer of pressure sensitive tapes. She received a B.S. in Nursing from the University of South Carolina in 1979. In 2003, she completed the South Carolina Bankers Association Bank Directors College at the University of South Carolina. She is past chair of the Greater Columbia Community Relations Council and serves on the past chairs’ advisory council. She is a member of Women in Philanthropy, the Columbia Luncheon Club and the League of Women Voters.

George H. Fann, Jr., D.M.D., 61, Class I director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for 34 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969. Dr. Fann is past chairman of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann is a recipient of the Order of the Palmetto awarded by the Governor of South Carolina.

Information Regarding Remaining Executive Officers

Set forth below is also information about each of our executive officers.

David K. Proctor, 49, has been the Senior Vice President/Senior Credit Officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit for Republic Leasing Company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer. He is a 1979 graduate of Clemson University with a B.S. in Business Administration.

Joseph G. Sawyer, 55, has been Senior Vice President/Chief Financial Officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in Political Science.

J. Ted Nissen, 44, has been Senior Vice President and Group Executive of the company since July 1999. From July 1995 to July 1999 he was a Vice President and City Executive of the company. He is a 1984 graduate of Presbyterian College with a BS in Business Management.

Information About the Board of Directors

Meetings

During the year ended December 31, 2005, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings. All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served, with the exception of Mr. Davis who attended 58% of the meetings.

Although we do not have a formal policy regarding attendance by members of our board at our annual shareholders meetings, directors are encouraged to attend our annual meeting. Nine directors attended the 2005 annual meeting of shareholders.

Shareholder Communication Policy

Our board of directors has implemented a process for shareholders of the company to send communications to the board. Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina 29072. The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

Audit Committee

The audit committee is composed of Dr. Ethridge, Mr. Kitchens, Mr. Willoughby, Ms. Whitehead, and Ms. Easter. The board of directors has determined that all members are independent, as contemplated in the listing standards of the NASD and The NASDAQ Capital Market. Our board has determined that Mr. Kitchens, who was appointed to the audit committee on March 16, 2004, qualifies as an audit committee financial expert under the SEC rules. The audit committee met four times in 2005.

The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee has a written charter which was adopted on March 18, 2003 and attached to our proxy statement filed with the SEC on March 21, 2003. The charter outlines the committee’s responsibilities for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts and may be amended by the board at any time. The audit committee reports its findings to the board of directors.

Nominating Committee

Our board of directors recently appointed a nominating committee which is responsible for nominating individuals for election to our board. The nominating committee, which is composed of Dr. Fann, Mr. Chao, Mr. Willoughby and Mr. Snipe (appointed to the committee in February 2006), met one time in 2005. The board of directors has determined that all members of are independent, as contemplated in the listing standards of the NASD and The NASDAQ Capital Market.

On March 16, 2004, our board adopted a nominating committee charter. The charter provides that the responsibilities of the committee include: (a) reviewing the qualifications and independence of the members of the board and its various committee assignments; (b) evaluating incumbent directors in determining consideration for reelection; (c) recommending board nominees for election as officers; (d) providing guidance on board and corporate governance issues; and (e) considering director candidates recommended by shareholders who submit nominations in accordance with our bylaws. A copy of the nominating committee charter is available on our website at www.firstcommunitysc.com.

Director Nominations

Shareholders who submit candidates for nomination must deliver nominations in writing to the secretary of the company no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, seven days after notice of the special meeting is given to shareholder. Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

In evaluating such recommendations, the committee uses a variety of criteria to evaluate the qualifications and skills necessary for members of our board of directors. Under these criteria, members of the board of directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of our shareholders.

Our committee uses a variety of methods for identifying and evaluating nominees for director. They regularly assess the appropriate size of the board of directors, and whether any vacancies are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to their attention through current members of the board, shareholders, or other persons. These candidates are evaluated at regular or special meetings of the board, and may be considered at any point during the year. The committee considers properly submitted shareholder recommendations for candidates. In evaluating such recommendations, the committee uses the qualifications and standards discussed above and seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Human Resources / Compensation Committee

Our human resources/compensation committee is responsible for establishing the compensation plans for the company. The committee’s duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met three times during the year ended December 31, 2005. The committee is composed of the following members: Thomas C. Brown, Hinton G. Davis, Loretta R. Whitehead, and Chimin J. Chao. The board of directors has determined that all members of are independent, as contemplated in the listing standards of the NASD and The NASDAQ Capital Market.

Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

The audit committee has reviewed and discussed with management the audited financial statements. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) and has discussed with the independent auditors the independent auditor’s independence from the company and its management. In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

The report of the Audit Committee is included herein at the direction of its members, Dr. Ethridge, Mr. Kitchens, Mr. Willoughby, Ms. Whitehead and Ms. Easter.

Compensation of Directors and Executive Officers

Executive Compensation

The following table shows the compensation we paid for the years ended December 31, 2003 through 2005 to our chief executive officer and president and for the five most highly compensated other executive officers who earned over $100,000 for the year ended 2005 (collectively, the “named executive officers”).

Summary Compensation Table

Long Term Compensation Awards
Name and		Annual Compensation(1)		Securities	All Other
Principal Position	Year	Salary	Bonus	Underlying Options (#)	Compensation(2)

Michael C. Crapps President and CEO	2005 2004 2003	$200,515 162,346 146,879	$25,487 36,733 27,548	5,000 — —	$7,795 9,534 8,730

David K. Proctor Senior Vice President, Senior Credit Officer	2005 2004 2003	109,375 102,125 95,938	13,720 23,063 17,726	5,000 — —	3,420 6,114 5,870

Joseph G. Sawyer Senior Vice President Chief Financial Officer	2005 2004 2003	118,542 102,208 96,981	15,000 23,063 17,907	5,000 — —	3,556 5,995 5,882

J. Ted Nissen Senior Vice President Group Executive	2005 2004 2003	109,042 98,750 86,308	13,750 22,163 16,406	5,000 — —	3,834 6,239 5,223

J. Thomas Johnson Executive Vice President Vice Chairman of the Board	2005 2004 2003	176,367 43,750 —	22,045 — —	— — —	5,291 3,192 —

Steve P. Sligh Senior Vice President	2005 2004 2003	147,877 43,750 —	— — —	— — —	— 1,588 —
_________________
(1)
Our executive officers also receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received in the fiscal year by the named executive officer did not exceed the lesser of $50,000 or 10% of the executive’s annual salary and bonus.

(2)	Includes company contributions to our 401(k) plan for each officer. For Mr. Crapps includes $6,015 company contribution to 401(k) plan and $1,780 for premiums paid on term life insurance policy.

Option Grants in Last Fiscal Year

The following table sets forth information concerning the grant of stock options to our named executive officers during the year ended December 31, 2005.

					Potential
					RealizableValue
					At Assumed Rates
					of Stock Price
	Number of Securities	Percent of Total	Exercise		Appreciation for
	Underlying Options	Granted to Employees	Price	Expiration	Option Term (10 yrs)
	Granted	in Fiscal Year	($ per Share)	Date	5% $(2)	10% $ (2)
Michael C. Crapps	5,000	7.8%	$20.20	01/19/2015	63,518	160,968
J. Ted Nissen	5,000	7.8%	$20.20	01/19/2015	63,518	160,968
David K. Proctor	5,000	7.8%	$20.20	01/19/2015	63,518	160,968
Joseph G. Sawyer	5,000	7.8%	$20.20	01/19/2015	63,518	160,968
___________________
1)	The exercise price equals the market price of the company’s common stock on the date of the grant.

(2)
The potential gains are based on the assumed annual rates of stock price appreciation of 5% and 10% over the term of each option. Any actual gains are dependent on the future performance of our common stock and general market conditions. There is no assurance that the assumed rates of stock price appreciation will be achieved. Increases in the stock price will benefit all shareholders commensurately.

In 2005, in addition to the options shown in the above table, we also granted 43,500 options to employees pursuant to the First Community Corporation 1999 Stock Incentive Plan, approved by our board of directors and shareholders. Currently, there are a total of 147,047 options covered by the 1999 Stock Incentive Plan, including 147,047 options that have been granted and are currently outstanding. In addition, there are 180,625 options outstanding which were acquired in the DutchFork merger transaction.

Aggregated Option Exercises and Year-End Option Values

Name	Number of Unexercised Securities Underlying Options at Fiscal Year End(#)(1) Exercisable/Unexercisable	Value of Unexercised In- the-Money Options at Fiscal Year End ($)(2) Exercisable/Unexercisable

Michael C. Crapps	11,563/0	$29,534/$0

David K. Proctor	8,937/0	$17,719/$0

Joseph G. Sawyer	8,937/0	$17,719/$0

J. Ted Nissen	7,625/0	$11,812/$0

J. Thomas Johnson (3)	69,494/0	$644,209/$0
_______________
(1)   The numbers have been adjusted to reflect all stock dividends and stock splits.
(2)  The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price $18.50 of the underlying common stock at December 31, 2005. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.
(3)   Options were issued in connection with the DutchFork merger transaction.

Employment Agreements

Michael C. Crapps and James C. Leventis. Upon its formation, the company entered into employment agreements with Michael C. Crapps, as the President and Chief Executive Officer of the company, and James C. Leventis, as the Chairman of the Board of the company. Both employment agreements provided for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without additional extension by notice of either party to the other. The term of each agreement is currently three years. The agreement with Mr. Crapps provided for a starting annual salary of $90,000, and the agreement with Mr. Leventis provided for an annual salary of $25,000 per year, and the amounts have been reviewed annually by the board of directors and increased from time to time based on the board’s recommendation. Both Mr. Crapps and Mr. Leventis are also eligible to receive annual payments based upon achievement criteria established by the board of directors. Since the company’s formation through 2002, Mr. Leventis devoted approximately 25% of his time to the company. In 2003, Mr. Leventis began devoting a greater percentage of his time to the company (currently approximately 75% of his time), and the company increased his salary proportionately.

Both agreements provide that if the company terminates the executive’s employment without cause or if the executive’s employment is terminated due to a sale, merger, or dissolution of the company or First Community Bank, the company will be obligated to continue his salary and bonus for the first 12 months thereafter plus one-half of his salary and bonus for the second 12 months thereafter. Furthermore, the company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

In addition, both employment agreements provide that following termination of the executive’s employment with the company and for a period of 12 months thereafter, the executive may not (i) be employed in the banking business as a director, officer at the vice president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Richland or Lexington counties, (ii) solicit major customers of the company for the purpose of providing financial services, or (iii) solicit employees of the company for employment.

David K. Proctor and Joseph G. Sawyer. The company has entered into employment agreements with David K. Proctor, as Senior Vice President and Senior Credit Officer, and Joseph G. Sawyer, as Senior Vice President and Chief Financial Officer. Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without extension by notice of either party to the other.
The term of each agreement is currently three years. The agreement with Mr. Proctor provided for a starting annual salary of $89,278, and the agreement with Mr. Sawyer provided for an annual salary of $91,260 per year, and the amounts have been reviewed annually and increased from time to time. Both Mr. Proctor and Mr. Sawyer are also eligible to receive annual payments based upon achievement criteria established by the board of directors.

Both agreements provide that if the company terminates the executive’s employment without cause the company shall be obligated to pay the employee compensation in an amount equal to 100% of his then current monthly base salary each month for three months from the date of termination, plus any bonus earned or accrued through the date of termination. If the executive terminates his employment or the company terminates the executive’s employment after a change in control without cause, the company will pay the employee an amount equal to two times the then current annual base salary. In addition, the company will pay the employee any bonus earned or accrued through the date of termination. The company will remove any restrictions on outstanding incentive awards so that all such awards vest immediately. The company must continue to pay at its expense medical and life insurance benefits for a period of two years after termination.

In addition, each agreement provides that during the employee’s employment and for a period of 12 months thereafter, the employee may not (without prior written consent of the company) compete with the company or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 10 miles from the bank’s main office or any of its branch offices. This restriction does not apply after a change in control.

J. Thomas Johnson and Steve P. Sligh. In connection with our merger with DutchFork, J. Thomas Johnson, President and Chief Executive Officer of DutchFork, and Steve P. Sligh, Executive Vice President, Chief Financial Officer, and Treasurer of DutchFork, entered into new employment, consulting, and noncompete agreements with First Community Bank effective on the closing date of the merger. As a result of terminating their existing employment agreements in connection with the merger, Messrs. Johnson and Sligh received lump sum payments of $863,298 and $749,863, respectively. Under the new agreements, Mr. Johnson agreed to serve as Executive Vice Presidents and Mr. Sligh agreed to serve as Senior Vice President of First Community Bank for a period of three years and paid annual salaries of $175,000. Upon termination of employment, Messrs. Johnson and Sligh agreed to provide consulting services to First Community and First Community Bank for two years in exchange for annual salaries of $172,500. At the end of the consulting period, First Community Bank will pay Messrs. Johnson and Sligh $150,000 per year for a three-year period for complying with certain restrictive covenants. During the term of the agreement, First Community Bank has agreed to procure and maintain a life insurance policy, with certain limitations, on Messrs. Johnson and Sligh with death benefits payable to First Community Bank in an amount that approximates the total payments due to the executives during the consulting period and the restricted period if the consulting services were performed and the restrictive covenants were honored in their entirety.

Each agreement provides that during the employment term, consulting period, and for a period of 36 months thereafter, the employee may not (without prior written consent of the company) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a financial institution which has one or more offices or branches located within a radius of 30 miles from the bank’s main office or any of its branch offices. In addition, each agreement provides that during this restricted period, the employee may not solicit our customers or employees.

Each agreement provides that if we terminate without cause, we will be obligated to pay such employees an amount equal to his base salary for the remainder of the employment term, consulting period, and restrictive covenant period.

On September 14, 2005, Mr. Sligh announced his retirement from his position as director of the company and senior vice president of the bank and entered into an amendment to his employment, consulting, and noncompete agreement. The amendment provides that Mr. Sligh will provide consulting services for a period of two years. During this period, we will pay Mr. Sligh an annual consulting fee of $180,000 on a monthly basis in accordance with our standard payroll practices. Upon the expiration of this two-year period, we will pay Mr. Sligh the sum of $180,000 per year for three years payable on a monthly basis in accordance with our standard payroll practices for complying with the restrictive covenants described above.

Director Compensation

During the year ended December 31, 2005, outside directors received a retainer in the amount of $5,000 and fees of $150 for attendance at each committee meeting and $500 for attendance at each board meeting.

Compensation Committee Interlocks and Insider Participation

Our human resources/compensation committee is composed of the following members: Thomas C. Brown, Hinton G. Davis, Loretta R. Whitehead, and Chimin J. Chao. No member of the human resources/compensation committee was an officer or employee of the corporation or any of its subsidiaries during the year ended December 31, 2005, or was formerly an officer or employee of the company or any of its subsidiaries, or had any relationship otherwise requiring disclosure.

Report on Executive Officer Compensation

Our human resources/compensation committee is required to provide our shareholders with a report discussing its policies in establishing compensation for our executive officers. The report is also required to discuss the relationship, if any, between our performance and executive officer compensation. Finally, the report must specifically discuss the factors and criteria upon which the compensation paid to our chief executive officer was based. This report is provided as a summary of current practice with regard to the annual compensation review and authorization of executive officer compensation, and with respect to specific action taken for our chief executive officer.

The fundamental philosophy of our compensation program is to offer competitive compensation opportunities for executive officers that are based both on the individual's contribution and on our performance. The compensation paid is designed to retain and reward executive officers who are capable of leading the company in achieving our business objectives in an industry characterized by complexity, competitiveness, and change. The compensation of our executive officers is reviewed and approved annually by our human resources/compensation committee. Annual compensation for our chief executive officer (and other executive officers) consists primarily of three elements.

•
A base salary that is determined by individual contribution and performance, and which is designed to provide a base level of compensation comparable to that provided to key executives of other financial institutions of similar size and performance.

•	A short-term cash incentive program that is directly linked to individual performance and our soundness, financial performance, and growth.

•
A long-term incentive program that includes matching contributions to the 401(k) Plan and stock options to executive officers. Such awards provide an incentive that focuses the executive's attention on managing the company from the perspective of a shareholder with an equity stake in the business. The economic value of any such award is directly tied to the future performance of our stock and will provide value to the recipient when the price of our stock increases over time.

Chief Executive Officer Compensation

Mr. Crapps’ compensation in 2005 consisted of base salary, cash incentives, stock options, contributions to the 401(k) Plan, term life insurance premiums, and certain perquisites (which did not exceed the lesser of $50,000 or 10% of base salary and bonus). For 2005, Mr. Crapps’ base salary was $200,500. The committee established his base salary by analyzing compensation levels of other chief executive officers of comparable size banks based in the Southeast. Additionally, the committee received advice from compensation consultants. The committee determined that the base salary established for 2005, combined with a cash incentive opportunity (described below) and stock based compensation awards as described, would provide compensation to Mr. Crapps comparable to that paid on average by other banking organizations of similar size and financial performance.

Cash Incentives for Executives in 2005

Annual incentive compensation for 2005, paid in the form of a cash bonus during the first quarter of 2006, was based on targets with respect to earnings per share growth, noninterest income growth, and loan growth. To qualify for any incentive under the established criteria, our bank is required to retain a prescribed overall rating from its primary banking regulator. Executive officers were eligible to receive cash bonuses up to 50% of their base salaries. The committee granted cash bonuses of 12.5% of the base salaries for Mr. Crapps and the other executive officers.

Stock-Based Compensation

We from time to time also grant stock options to our executive officers. These stock-based incentive awards help align the interests of our executive officers with the interests of our shareholders by providing economic value directly related to increases in the value of our stock. The number of options granted to executive officers during any given year is based on a number of factors, including seniority and job responsibilities. Please refer to the Summary Compensation Table for a listing of stock options granted to the named executive officers in 2005, 2004, and 2003.

Compensation Committee:	Thomas C. Brown, Chairman	Chimin J. Chao
	Hinton G. Davis	Loretta R. Whitehead

Total Shareholder Return

The following graph sets forth the performance of our common stock for the five year period ended December 31, 2005 as compared to the NASDAQ Stock Market and the NASDAQ Bank Index. The graph assumes $100 originally invested on December 31, 2000 and that all subsequent dividends were reinvested in additional shares. Prior to January 15, 2003, our stock was quoted on the OTC Bulletin Board under the trading symbol FCCO.OB. On January 15, 2003, our stock began trading on The NASDAQ Capital Market under the trading symbol FCCO.

FIVE YEAR CUMULATIVE TOTAL RETURNS*
COMPARISON OF FIRST COMMUNITY CORPORATION,
NASDAQ STOCK MARKET (U.S.) INDEX
AND SNL SOUTHEAST BANK INDEX
As of December 31

See Tabular Information Below

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005

First Community Corporation	100.00	106.51	130.42	214.38	199.03	186.69

NASDAQ Stock Market	100.00	78.95	54.06	81.09	88.06	89.27

SNL Southeast Bank Index	100.00	124.58	137.61	172.82	204.94	209.78

Security Ownership of Certain
Beneficial Owners and Management

The following table shows how much common stock in the company is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of March 31, 2006. The mailing address for each beneficial owner is care of First Community Corporation, 5455 Sunset Boulevard, Lexington, South Carolina, 29072.

Name	Number of Shares Owned (1)	Right to Acquire (2)	% of Beneficial Ownership(3)
Richard K. Bogan	3,100	1,312.15%
Thomas C. Brown	23,625	1,312.86%
Chimin J. Chao	24,239	1,312.88%
Michael C. Crapps	30,505	11,563	1.45%
Hinton G. Davis	62,344	—	2.16%
Anita B. Easter	21,655	1,312.79%
O.A. Ethridge	21,311	1,312.78%
George H. Fann, Jr.	60,242	—	2.08%
W. James Kitchens, Jr.	9,761	—	.34%
J. Thomas Johnson	31,248	69,494	3.40%
James C. Leventis (4)	10,718	5,000.54%
David K. Proctor	17,713	8,937.92%
J. Ted Nissen	9,204	7,625.58%
Joseph G. Sawyer	12,847	8,937.75%
Alexander Snipe, Jr.	2,642	—	.09%
Loretta R. Whitehead	15,750	—	.54%
Mitchell M. Willoughby	18,375	1,312.68%

All executive officers and directors as a group (17 persons)	375,179	119,428	16.42%
___________________
(1)
Includes shares for which the named person has sole voting and investment power, has shared voting and investment power, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)	Includes shares that may be acquired within the next 60 days of March 31, 2006 by exercising vested stock options but does not include any unvested stock options.

(3)
For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options. The calculations are based on 2,893,246 shares of common stock outstanding on March 31, 2006.

(4)	Includes 4,668 shares held by an investment affiliate of Mr. Leventis.

Certain Relationships and Related Transactions

We make loans and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these loans and other transactions be on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to us, we believe that all such reports for these persons were filed in a timely fashion during 2005 for transactions occurring in 2005, with the exception of the reporting of certain options granted to each of the following directors: On January 19, 2005, the Board of Directors of the Company approved 5,000 options to each of the following: Joe Sawyer, James Leventis, Ted Nissen, David Proctor, and Michael Crapps. A Form 4 was filed late with the SEC on February 22, 2005 for each individual named above to report these option grants.

Independent Registered Public Accountants

We have selected Clifton D. Bodiford, C.P.A. to serve as our independent auditor for the year ending December 31, 2006. Mr. Bodiford will be present at the annual meeting. He will have the opportunity to make a statement if he desires and will be available to respond to appropriate questions.

Audit Fees

The following table shows the fees that we paid for services performed by our independent auditor, Clifton D. Bodiford, C.P.A., in fiscal years ended December 31, 2005 and 2004:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Audit Fees	$84,213	$34,000
Audit-Related Fees	$—	$—
Tax Fees	$10,900	$4,500
All Other Fees	$1,400	$13,640

Total	$96,513	$52,140

Audit Fees. Includes the aggregate fees billed by Clifton D. Bodiford for the audit of our annual financial statements and the review of financial statements included in our quarterly reports.

Tax Fees. Includes fees by Clifton D. Bodiford for tax compliance, tax planning, and tax advice.

All Other Fees. In 2004, this category consisted of fees billed related to merger activities. In 2005, this category consisted of fees billed by Clifton D. Bodiford, CPA for services related to reviewing a letter corresponding to the Securities and Exchange Commission.

Oversight of Accountants; Approval of Accounting Fees.

Under the provisions of its charter, the audit committee is responsible for the retention, compensation, and oversight of the work of the independent auditors. The committee reviews any proposed services to insure that they are not prohibited by securities laws and approves the scope of all services prior to being performed. All of the accounting services and fees reflected in the table above have been reviewed and approved by the audit committee, and none of the services were performed by individuals who were not employees of the independent auditor.

Shareholder Proposals for the 2007 Annual Meeting of Shareholders

If shareholders wish a proposal to be included in the company’s proxy statement and form of proxy relating to the 2007 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than December 15, 2006. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company’s bylaws relating to shareholder proposals in order to be included in the company’s proxy materials.

Any shareholder proposal to be made at an annual meeting, but which is not requested to be included in our proxy materials, must comply with our bylaws. Proposals must be delivered to our principal executive offices not later than 90 days in advance of the annual meeting.

April 15, 2006

PROXY SOLICITED FOR ANNUAL MEETING
OF SHAREHOLDERS OF
FIRST COMMUNITY CORPORATION
To be held on May 17, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints David K. Proctor and Joseph G. Sawyer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the First Community Bank, Training Room, 1735 Wilson Road (entrance facing Alex Avenue), Newberry, South Carolina at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “for” Proposal No. 1 to elect the five identified Class III directors to serve on the board of directors each for three-year terms.

1.	PROPOSAL to elect five Class III directors to serve for three-year terms.

Chimin J. Chao
James C. Leventis
Loretta R. Whitehead
J. Thomas Johnson
Alexander Snipe, Jr.

☐ FOR all nominees	☐WITHHOLD AUTHORITY	☐ AGAINST
listed (except as marked to	to vote for all nominees
the contrary)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s) in the space provided below.

Dated:      , 2006

Signature of Shareholder(s)	Signature of Shareholder(s)

Print name clearly	Print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.